Exhibit 99.2

Destination XL Group, Inc. appoints Chief Digital Officer

CANTON, MA (November 22, 2019) -- Destination XL Group, Inc. (NASDAQ: DXLG), the leading omni-channel specialty retailer of men’s Big + Tall clothing and shoes, announced today that Ujjwal Dhoot has joined its team as Chief Digital Officer. Mr. Dhoot’s skills, expertise in digital marketing and strategy, ecommerce P&L management, and thought leadership in omni-channel retail will help DXL drive towards its goal of being the number one destination for big and tall men wherever they choose to shop.

Prior to joining DXL, Mr. Dhoot held senior marketing positions with FSAstore.com, Charming Charlie and PetCareRx.com.  At DXL, he will be responsible for all digital initiatives across the entire organization, including building the brand digitally, driving traffic to stores, mobile commerce, ecommerce, and the Company’s overarching digital marketing strategy.

“We are extremely pleased that Ujjwal has joined DXL Big + Tall as our new Chief Digital Officer,” said Harvey Kanter, President and CEO. “Ujjwal’s appointment underscores our ongoing commitment to building out a digitally-driven marketing organization. Our organizational pursuits support the heightened strategic focus on customer engagement through data-driven personalization, loyalty and digital marketing; our #1 priority area for DXL for 2020.  This strategic hire continues to focus the organization around the digital opportunity as a primary growth engine for the Company,” continued Mr. Kanter.

“I am thrilled to join DXL, a specialty retailer known for its in-store experience, expertise in sizing, fit and exclusive assortment. We have the opportunity to enhance the omni-channel offerings and bring the in-store experience to the web, further driving DXL's dominance in the men's big and tall segment. With the agile culture and obsession for the customer, with a disciplined, hypothesis-based, iterative approach to improving the web experience, we can make the direct- to-consumer business a tailwind for the entire business,” said Ujjwal Dhoot. Mr. Dhoot will report to Erica Thompson, Chief Marketing Officer.

Inducement Grant under NASDAQ Listing Rule 5635(c)(4)

Mr. Dhoot will effectively join the Company on December 16, 2019 and in connection with his employment, he will receive a $125,000 sign-on award of restricted stock units (“RSUs”).  The number of shares will be determined on that day based on the Company’s previous trading day’s closing stock price.  The RSUs will vest on April 1, 2020 and will be subject to claw-back if Mr. Dhoot terminates his employment voluntarily and without good reason before January 30, 2022.The RSUs will be granted outside of the Company’s stockholder-approved stock compensation plan. The RSUs were approved by the compensation committee of the board of directors, which is comprised solely of independent directors, as a material inducement to Mr. Dhoot’s entering into employment with the Company in accordance with Nasdaq Listing Rule 5635(c)(4).

About Destination XL Group

Destination XL Group, Inc. is the largest retailer of men’s clothing in sizes XL and up, with operations throughout the United States as well as in Toronto, Canada. In addition to DXL Men’s Apparel retail and outlet stores, subsidiaries of Destination XL Group, Inc. also operate Rochester Clothing stores, Casual Male XL retail and outlet stores, and the e-commerce site, DXL.com. DXL.com offers a multi-channel solution similar to the DXL store experience with the most extensive selection of online products available anywhere for the XL guy. The Company is headquartered in Canton, Massachusetts, and its common stock is listed on the NASDAQ Global Market under the symbol "DXLG." Sizes start at 38” waist and XL including tall sizes, plus shoe sizes 10-16, in widths to 4E.  Follow @destinationXL on Facebook, Instagram and Twitter.